CONSULTING AGREEMENT

This CONSULTING AGREEMENT is made and entered into this 24th day of  September 2012 (the “Commencement Date”) by and between EOS Petro Inc., a Delaware corporation (hereinafter referred to as “EOS”), and Plethora Enterprises, LLC (hereinafter referred to as “Plethora”), and hereinafter collectively referred to as the “Parties.”

WITNESSETH:

WHEREAS EOS is a company that is engaged in the business of oil exploration and drilling and associated business activities;

WHEREAS Nikolas Konstant, managing member of Plethora, is the founder and chairman of EOS and the settlor and principal beneficiary of the Plethora Trust, a Delaware statutory trust that is the principal stockholder of EOS;

WHEREAS Mr. Konstant does not have an employment agreement or other compensation agreement with EOS;

WHEREAS Plethora, including through its managing member Mr. Konstant, has special abilities and experience in the areas of general business management, business development, corporate strategy and asset funding for operating companies and emerging growth enterprises, and in particular companies active in the energy field;

WHEREAS, in addition to Mr. Konstant’s service as a board member of EOS, for which he will be entitled to be compensated as any other director of EOS, Plethora has agreed to provide active, ongoing consulting services to EOS to assist and interact directly with EOS management in developing general business expansion strategies and implementation plans therefor, structuring and implementing board organization and management composition and oversight, actively participating in managing certain aspects of management, and pursuing asset and project finance funding and optimization for oil/gas properties, land right acquisition, exploration, development, and production (the “Services”); and

WHEREAS the Parties hereto desire define and establish their relationship in writing and the circumstances under which Plethora shall provide the Services to EOS and be compensated by EOS therefor, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.        CONSULTING SERVICES. EOS hereby retains Plethora to provide the consulting support and advisory Services through the terms outlined by this Agreement and Plethora hereby agrees to provide such Services, subject to the terms and conditions set forth in this Agreement. Plethora shall devote such of its time and effort as it determines is reasonably necessary and appropriate to provide the Services under this Agreement. While Plethora shall not be restricted from engaging in other business activities during the Term of this Agreement, Plethora shall not provide Services to any entity that directly competes with EOS during the Term of this Agreement. In addition to the Services outlined above, Services shall include the following:

•	Strategic Advisor: Plethora, primarily through Nikolas Konstant, managing member of Plethora, will serve as a “strategic advisor” to EOS. This will be in addition to Mr. Konstant serving as a member and Chairman of the board of directors (note – Mr. Konstant’s role as a board member will be structured consistent with all other members of the board and he will be compensated as a board member similarly to all other members of the board). As a strategic advisor, Plethora will provide strategic advice to EOS in developing general business expansion strategies and implementation plans therefor.

•	Board Coordination, Recruitment and Management:

o	Plethora will provide advice to EOS in structuring and implementing board organization and management composition, including, if desired by EOS, the identification and, in coordination with additional professionals, recruitment of individuals to serve on the board of EOS.

o	Plethora will provide advice to EOS regarding appropriate corporate structures and procedures for oversight and administration of board meetings and oversignt of management.

•	Acquisitions:

o	Acquisition Assessment – Plethora will assist EOS with its assessment of all new acquisitions targeted by EOS. Plethora will lead in the detailed evaluation consistent with classic Harvard Business Review outline form and prepare an appropriate report for the EOS board with the EOS’s recommendation in accordance with agreed standards.

o	Acquisition Negotiations – Plethora will assist and/or lead the negotiation process of targeted acquisitions at the direction of EOS. Assistance shall include travel (at the expense of EOS in accordance with corporate policies and procedures) and face-to-face meetings with representatives of targeted acquisitions.

o	Asset Acquisitions – Plethora will assist EOS with its assessment of any targeted oil/gas properties, land rights, works, and associated asset acquisitions contemplated by EOS, including on-site assessments of new market territories and acquisition targets. Assistance shall include travel (at the expense of EOS in accordance with corporate policies and procedures) and face-to-face meetings with representatives of targeted acquisitions.

•	Financing:

o	Assist, support and/or lead EOS efforts to secure energy/project financing to move forward with the acquisition and development of oil/gas properties, land rights, works, and other asset acquisitions, exploration, and production.

o	Plethora will help identify, target and lead discussions with targeted energy/project finance partners. Assistance shall include travel (at the expense of EOS in accordance with corporate policies and procedures) and face-to-face meetings with representatives of targeted financial partners.

•	Other specific assignments requested by EOS and agreed by Plethora to be reasonably within the Services.

2. PURPOSE. The purpose of this arrangement is to carry on any and all such other activities as may be necessary or appropriate to provide the Services outlined above and to support the growth and operation of the business of EOS.

3. OFFICE, SUPPLIES AND EXPENSES. While it is not anticipated that Plethora representatives will need to work extensively from EOS offices, Plethora is prepared to provide any on-site work as required, and EOS shall provide any necessary office space to allow Plethora to conduct any on-site work that may be required to perform the Services outlined herein.

In addition to the fees payable hereunder, EOS shall advance to or reimburse Plethora for any and all expenses to be incurred in connection with the Services. No single expense in excess of $5,000 (exclusive of business-related travel) will be incurred without EOS approval, such approval not to be unreasonably withheld or delayed, EOS acknowledging that the incurrence of expenses may be required in order to capitalize on an EOS opportunity, and that under no circumstances will Plethora be expected to incur any expense on behalf of EOS or in respect of any opportunity (or to pursue any opportunity) without such expenses being previously advanced or promptly reimbursed. Expense approval may be provided via any reasonable means, including email transmission, and reimbursement shall be made by EOS within 15 days of submittal by Plethora of a Plethora invoice therefor, regardless of how compensation is structured at such time.

4. TERM. The Agreement shall commence on the Commencement Date and shall continue for an initial term of sixty (60) months from the last day of the calendar month in which the Commencement Date occurs. Unless either of the Parties delivers a notice of termination to the other Party, on the last day of each month of the term, the term shall be extended for an additional month, so that, absent the delivery of a notice of termination, the term of this Agreement shall perpetually be sixty (60) months. The term of this Agreement, as extended pursuant to this Section 4 is referred to herein as the “Term.” Any notice shall be in writing and shall be delivered by United States certified mail and shall be effective upon receipt. Notwithstanding the foregoing, the Term may be terminated by Plethora for EOS’s breach and may be terminated by EOS if after the Commencement Date (a) the principal Plethora representative performing Services is convicted of a felony involving moral turpitude, (b) the principal Plethora representative performing Services, in carrying out Plethora’s duties under this Agreement, is guilty of continued willful gross neglect or continued willful gross misconduct resulting, in case of either clause (a) or clause (b), in material economic harm to EOS, unless such act, or failure to act, was believed by such person or Plethora in good faith to be in the best interests of EOS or any affiliate, or (c) upon the death or permanent disability of Nikolas Konstant, provided that the Term may only be terminated in the event of disability if EOS has provided disability insurance for Mr. Konstant in a manner satisfactory to Plethora and such disability insurance carrier has acknowledged coverage. In the event of any termination by EOS, within 30 days of the effective date of such termination, EOS shall pay to Plethora a termination fee equal to the product of 36 and the arithmetic mean of the Monthly Fee for the four months prior to the month in which such termination is effective. In any case described in this paragraph, Plethora shall be given written notice authorized by a vote of at least a majority of the members of the board that EOS intends to terminate the Term pursuant to this paragraph. Such written notice shall specify the particular act or acts, failure to act, or event that is or are the basis for the decision to so terminate the Term. Plethora shall be given the opportunity within 30 days of the receipt of such notice to have representatives meet with the board to defend such act or acts or failure to act or address such event (if disability), and Plethora shall be given 30 days after such meeting to correct such act or failure to act or dispute EOS’s right to terminate the Term based on such disability. Upon failure of Plethora, within 30 days, to correct such act or failure to act or address such disability, the Term shall automatically be terminated under this paragraph. Anything herein to the contrary notwithstanding, if, following a termination of Term based upon the conviction of the principal Plethora representative performing Services for a felony, such conviction is overturned on appeal or if following any determination of permanent disability Mr. Konstant is determined to no longer be disabled, Plethora shall be entitled to the payments and the economic equivalent of the benefits Plethora would have received if the Term had not been terminated (i.e., payment of all compensation and entitlement to all benefits and perquisites for not less than the 60 succeeding months).

5. MINIMUM MANPOWER COMMITMENT. Plethora will provide the Services in such manner as Plethora deems is necessary and appropriate to meet the requirements of the Services as outlined above; provided, however, that Plethora personnel shall not be required to devote more than 20 hours in aggregate per working week to performing such Services, but shall otherwise be reasonably available to EOS to enable the performance of Plethora’s services hereunder. Plethora personnel shall primarily interact with and report solely to EOS’s Chief Executive Officer and/or board of directors. At a minimum Plethora commits to one in-person meeting per month – preferably in a manner that shall integrate with other Plethora travel activity to maximize efficiency and to minimize travel expense to EOS. In addition, Plethora recommends holding a standing conference call on two afternoons each week to review general strategy. At other times, Plethora will provide regular email updates along with a more formal Monthly Report.

Plethora will also provide availability for approximately one to two strategy or project finance meetings/trips per month on behalf of EOS (on a customary expense basis, albeit, Plethora will always try to combine travel with other business initiatives to reduce cost to EOS).

6. COMPENSATION. As compensation for the Services, EOS will pay to Plethora the following:

•	Monthly Fees – Commencing with the month in which the Commencement Date occurs, and for the remainder of the Term, EOS shall pay to Plethora, as compensation for the Services, a monthly fee as provided in this subparagraph (the “Monthly Fee”). The Monthly Fee shall initially be $30,000 per month. The Monthly Fee shall be paid on the 15th of each month; provided, however, that payment of the Monthly Fee shall be deferred (but not abated) until the first month following the month in which EOS has either (A) successfully raised and funded a cumulative total of at least $2.5 million in corporate equity or (B) become cash flow positive on a monthly basis for at least two consecutive months. For purposes of the next sentence, each month EOS and Plethora, in consultation with EOS’s accountants, shall calculate the EBITDA of EOS for the 12-month period (“LTM”) ended two months prior to the month of calculation (e.g., in March of a year the calculation of LTM will be for the 12 months ended in January of that year). In the month in which the EBITDA of EOS for the LTM meets or exceeds any of $6 million, $12 million or $20 million the Monthly Fee shall be adjusted to equal one-twelfth (1/12th) of ten percent (10%) of the LTM EBITDA. Such adjusted Monthly Fee shall in each case remain in effect unless and until LTM EBITDA shall go above or fall below the next higher or lower LTM EBITDA provided for above, provided that the Monthly Fee shall in no event be reduced below $30,000. For example, if the Monthly Fee has been adjusted as a result of LTM EBITDA exceeding $12 million, the Monthly Fee will not be adjusted downward until LTM EBITDA has gone below $6 million, at which time the Monthly Fee would be adjusted based on such LTM EBITDA. Once deferred, Monthly Fee amounts that have been deferred will then become payable (as provided in this paragraph) once Monthly Fees are no longer to be deferred as provided in this paragraph. The deferred Monthly Fee amount will then be paid concurrently with the current payment of applicable non-deferred Monthly Fees, with $15,000 of the deferred Monthly Fee amount being paid each month, in addition to the then-applicable non-deferred Monthly Fee, until the entire deferred Monthly Fee amount has been paid in full.

•	Growth Fees – In addition to the Monthly Fee, EOS shall pay to Plethora a fee based on the growth of EOS. Concurrent with the closing of any acquisitions or dispositions, EOS shall pay to Plethora a fee equal to one percent (1%) of the aggregate consideration paid in such transaction (which shall include debt assumed), with a minimum fee of $60,000 per transaction (regardless of size).

7. PERQUISITES. During the Term, Plethora personnel principally providing Services under this Agreement shall be entitled to any executive perquisites made available to EOS’s chief executive or equivalent officer(s) in accordance with the terms and provisions of such arrangements. Such perquisites may include, without limitation, automobile allowances, healthcare, initiation fees and dues for club memberships and financial or tax advisory services. In addition to such perquisites, EOS shall reimburse Plethora for all legal expenses incurred in connection with this Agreement and the Consulting Agreement, including its negotiation, preparation, performance, or interpretation.

7. REPRESENTATIONS AND WARRANTIES. The Parties hereby represent and warrant to each other that they have full power and authority to execute, deliver and perform the terms and provisions of this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Parties enforceable in accordance with its terms, except to the extent that the enforceability hereof may be limited by bankruptcy or similar laws relating to or limiting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law). EOS represents and warrants to Plethora that this Agreement has been ratified and approved by the independent members of the EOS board of directors.

8. PLETHORA LIABILITY AND INDEMNIFICATION. In the absence of willful misconduct on the part of Plethora or Plethora’s material breach of this Agreement, Plethora shall not be liable to EOS or any officer, director, employee, agent, representative, stockholder or creditor of EOS for any action or omission of Plethora or any of its officers, directors, employees, agents, representatives, members or affiliates (“Representatives”) in the course of, or in connection with, rendering or performing any Services hereunder. EOS hereby agrees to indemnify and hold harmless Plethora and its Representatives against any and all losses, claims, damages obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, proceeding or investigation (whether or not in connection with litigation to which Plethora or any of its Representatives is a party) (collectively, the “Liabilities”) arising out of or in connection with the activities contemplated by this Agreement, so long as such Liabilities; provided, however, that this provision shall not apply to any Liabilities to the extent found by a court of competent jurisdiction to have resulted from the willful misconduct or material breach of this Agreement by Plethora. Each person entitled to indemnification under this Agreement (the “Indemnified Party”) shall give notice to EOS (the “Indemnifying Party”) with reasonable promptness after such Indemnified Party has actual knowledge of any claim of Liability as to which indemnity may be sought. Notwithstanding the foregoing, the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8. Upon receipt of such notice, the Indemnifying Party shall conduct the defense of such claim or any litigation resulting there from. The Indemnified Party may, however, participate in such defense at such Indemnified Party’s sole expense, unless Indemnified Party is advised by counsel that there is a conflict of interest in Indemnifying Party’s counsel representing Indemnified Party, in which case such Indemnified Party’s counsel may conduct the defense of such claim at Indemnifying Party’s expense. The Indemnified Party shall furnish such information regarding the claim in question as the Indemnifying Party may reasonably request in writing in connection with the defense of any such claim and litigation resulting there from.

9. INDEPENDENT CONTRACTORS. Plethora shall perform its services hereunder as an independent contractor and not as an employee of EOS or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that Plethora shall have no authority to act for, represent or bind EOS or any affiliate thereof in any manner, except as may be agreed to expressly by EOS in writing from time to time. The Parties acknowledge Mr. Konstant’s role as a director and Chairman of EOS and the foregoing shall not alter his role in such capacity.

9. MISCELLANEOUS PROVISIONS.

(a)        Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of California, without giving effect to the principles of conflicts of laws thereof.

(b)        Attorney Review. The Parties acknowledges that this Agreement will have important legal consequences and imposes significant requirement on each Party. Accordingly, the Parties acknowledge that they have considered retaining or have retained legal counsel to review this Agreement and that each Party has been provided with adequate time to obtain such review.

(c)        Arbitration. The Parties agree that in the event of any and all disagreements and controversies arising from this Agreement such disagreements and controversies shall be subject to binding arbitration before Alternative Resolution Centers (“ARC”) as arbitrated in accordance with the then current Commercial Arbitration Rules of ARC to be held in West Los Angeles, California before one neutral arbitrator. Either Party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either Party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such disagreement or controversy, neither Party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other Party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such Party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (including attorneys’ fees) shall be paid by the non-prevailing Party or as determined by the arbitrator. The Parties are hereby waiving any claims against each other party for any activities or prior business transactions between the parties to date. This paragraph shall survive the termination of this Agreement.

(d)        Entire Agreement. This Agreement contains the entire agreement and understanding between the parties and merges and supersedes any prior understandings or agreements, whether written or oral. The provisions of this Agreement shall be amended or waived only with the written consent of both parties hereto. No other course of dealing between the Parties or any delay in exercising any rights hereunder will operate as a waiver of any rights of either Party under this Agreement.

(e)        Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and shall be enforceable by Plethora and EOS and their respective successors and permitted assigns.

(f)        Nonwaiver of Rights. The failure of either Party to (i) enforce any of the provisions of this Agreement or any rights with respect thereto or (ii) exercise any election provided for herein shall in no way be a waiver of such provisions, rights or elections or in any way affect the validity of this Agreement. The failure of either Party to exercise any of said provisions, rights or elections shall not preclude or prejudice such Party from later enforcing or exercising the same or any other provision of this Agreement or any rights or elections which it has hereunder.

(g)        Notices. Except as otherwise expressly provided in this Agreement, all notices and other communications under this Agreement shall be in writing and shall be deemed effective and given upon actual delivery, if delivered by hand, or via email transmission with a confirmation provided by the other Party. Notices may also be sent via one (1) business day after the date sent by nationally recognized overnight courier service, telex or facsimile transmission, or five (5) business days after the date sent by registered or certified mail, return receipt requested, postage prepaid, addressed in each case, to the following addresses:

(i)	if to EOS:

EOS Petro, Inc.

2049 Century Park East, Suite 3670

Los Angeles, CA 90067

Attn: CEO

+1 310 552 1556 (fax)

ceo@eospetro.com

(ii)	if to Plethora:

Plethora Enterprises, LLC

2049 Century Park East, Suite 3670

Los Angeles, CA 90067

Attn: Nikolas Konstant

+1 310 552 1556 (fax)

nkonstant@princevillegroup.com

(h)        Assignability. This Agreement may be assigned to any wholly owned affiliate of either Party to this Agreement. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either Party to any third party without the prior written consent of the other party hereto.

(i)        Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

(j)        Limitation of Liability. In no event shall either Party be liable to the other Party for any indirect, special, punitive or consequential damages, nor for any claim against the other Party made by any person or entity arising from or in any way related to this Agreement or from the services provided by hereunder, except for the liability and indemnification obligations set forth under Section 8 hereof.

(k)        Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EOS Petro Inc.

By:	/s/ Nikolas Konstant

Its: Chairman

Plethora Enterprises, LLC

By:	/s/ Nikolas Konstant

Its: Managing Member

Page 9 of 9